                                                                    Exhibit 10.2

                                                               EXECUTION VERSION








                            ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                 AUGUST 26, 2002

                                 BY AND BETWEEN

                     GENERAL DYNAMICS OTS (AEROSPACE), INC.

                                       AND

                           AEROJET-GENERAL CORPORATION

















Washington DC 10853

                                TABLE OF CONTENTS

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ARTICLE/SECTION                                                                           PAGE
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ARTICLE I - DEFINITIONS.............................................................        1
      1.1      Definitions..........................................................        1

ARTICLE II - PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES..............        6
      2.1      Purchase and Sale of Purchased Assets................................        6
      2.2      Excluded Assets......................................................        8
      2.3      Assumption of Liabilities............................................        8
      2.4      Excluded Liabilities.................................................        9

ARTICLE III - PURCHASE PRICE........................................................        9
      3.1      Initial Purchase Price...............................................        9
      3.2      Post-Closing Adjustment of Initial Purchase Price....................        9
      3.3      Allocation of Purchase Price.........................................       11

ARTICLE IV - THE CLOSING............................................................       11
      4.1      Closing..............................................................       11
      4.2      Closing Date.........................................................       12
      4.3      Deliveries at the Closing............................................       12

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLER................................       12
      5.1      Organization.........................................................       12
      5.2      Authorization of Transaction.........................................       12
      5.3      Noncontravention; Consents...........................................       13
      5.4      Financial Statements.................................................       13
      5.5      Absence of Certain Changes or Events Subsequent to Balance Sheet.....       14
      5.6      Tax Matters..........................................................       14
      5.7      Contracts............................................................       14
      5.8      Government Contracts.................................................       15
      5.9      Real Property........................................................       16
      5.10     Title and Sufficiency of Assets......................................       17
      5.11     Intellectual Property................................................       17
      5.12     Litigation...........................................................       19
      5.13     Employees and Employee Benefits......................................       19
      5.14     Environmental Matters................................................       20
      5.15     Legal Compliance.....................................................       21
      5.16     Permits..............................................................       21
      5.17     Insurance............................................................       21
      5.18     Brokers' Fees........................................................       21
      5.19     Customers and Suppliers..............................................       21
      5.20     Limitation on Warranties.............................................       22

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PURCHASER............................       22
      6.1      Organization of the Purchaser........................................       22
      6.2      Authorization of Transaction.........................................       22
      6.3      Noncontravention; Consents...........................................       22
      6.4      Litigation...........................................................       23
      6.5      Availability of Funds................................................       23
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                                       i
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
      6.6      Brokers' Fees........................................................       23

ARTICLE VII - COVENANTS OF THE PARTIES..............................................       23
      7.1      General..............................................................       23
      7.2      Notices and Consents.................................................       23
      7.3      Carry on in Regular Course...........................................       24
      7.4      No General Increases.................................................       24
      7.5      Contracts and Commitments............................................       25
      7.6      Sale of Capital Assets...............................................       25
      7.7      No Default...........................................................       25
      7.8      Full Access..........................................................       25
      7.9      Notice of Developments...............................................       25
      7.10    Survey................................................................       26
      7.11    Estoppel Certificates.................................................       26
      7.12    General...............................................................       26
      7.13    Post-Closing Consents; Nonassignable Contracts........................       26
      7.14    Novation of Government Contracts......................................       26
      7.15    Litigation Support....................................................       27
      7.16    Agreements Regarding Tax Matters......................................       27
      7.17    Records and Documents.................................................       28
      7.18    Use of Excluded Trademarks............................................       28
      7.19    Non-Competition.......................................................       28
      7.20    Non-Solicitation of Employees.........................................       29

ARTICLE VIII - EMPLOYEE MATTERS.....................................................       30
      8.1      Employment...........................................................       30
      8.2      Employee Benefit Matters.............................................       30
      8.3      Allocation of Pension Plan Responsibilities..........................       32

ARTICLE IX - CLOSING CONDITIONS.....................................................       32
      9.1      Conditions to Obligation of the Purchaser............................       32
      9.2      Conditions to Obligation of the Seller...............................       33

ARTICLE X - INDEMNIFICATION.........................................................       34
      10.1    Survival..............................................................       34
      10.2    Indemnification Provisions for Benefit of the Purchaser...............       34
      10.3    Indemnification Provisions for Benefit of the Seller..................       35
      10.4    Limitation on Indemnification Obligation..............................       35
      10.5    Environmental Indemnification.........................................       35
      10.6    Matters Involving Third Parties.......................................       36
      10.7    Determination of Loss.................................................       36
      10.8    Exclusive Remedy......................................................       36
      10.9    Treatment of Indemnity Payments.......................................       37

ARTICLE XI - TERMINATION............................................................       37
      11.1    Termination of Agreement..............................................       37
      11.2    Effect of Termination.................................................       37

ARTICLE XII - MISCELLANEOUS.........................................................       37
      12.1    Press Releases and Announcements......................................       37
      12.2    Expenses; Transfer Taxes..............................................       37

                                       ii
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      12.3    Bulk Sales or Transfer Laws...........................................       38
      12.4    Remedies..............................................................       38
      12.5    Consent to Amendments.................................................       38
      12.6    Successors and Assigns................................................       38
      12.7    Severability..........................................................       38
      12.8    Counterparts..........................................................       38
      12.9    Descriptive Headings..................................................       38
      12.10   Notices...............................................................       38
      12.11   No Third-Party Beneficiaries..........................................       39
      12.12   Force Majeure.........................................................       39
      12.13   Confidentiality.......................................................       40
      12.14   Entire Agreement......................................................       40
      12.15   Construction..........................................................       40
      12.16   Incorporation of Exhibits and Schedules...............................       40
      12.17   Governing Law.........................................................       40


EXHIBITS:

Exhibit A                   Bill of Sale
Exhibit B                   Assignment and Assumption Agreement
Exhibit C                   Deed
Exhibit D                   Building Lease
Exhibit E                   Assignment of Patents
Exhibit F                   General Dynamics Guaranty
Exhibit G                   GenCorp Guaranty
Exhibit H                   Knowledge Group
Exhibit I                   Transition Services Agreement

SCHEDULES:

Schedule 2.1(c)             Contracts
Schedule 2.1(d)             Machinery and Equipment
Schedule 2.2(g)             Excluded Assets
Schedule 2.4(e)             Excluded Liabilities
Schedule 3.2                Certain Current Liabilities
Schedule 5.3                Noncontravention; Consents
Schedule 5.4                Financial Statements
Schedule 5.5                Events Subsequent to Balance Sheet
Schedule 5.8                Government Contracts
Schedule 5.9(a)             Owned Real Property
Schedule 5.9(b)             Leased Real Property
Schedule 5.10               Title and Related Matters
Schedule 5.11               Intellectual Property
Schedule 5.12               Litigation
Schedule 5.13               Employees and Employee Benefits
Schedule 5.14               Environmental Matters
Schedule 5.15               Legal Compliance
Schedule 5.16               Permits
Schedule 5.17               Insurance
Schedule 5.19               Customers and Suppliers
Schedule 8.1(b)             Employees on Long-Term Disability
Schedule 8.2(d)             Employment Agreements

                                      iii
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
Schedule 8.2(e)             Eligible Former Employees
Schedule 9.1(h)             Required Consents

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated as of August 26, 2002 by and among GENERAL DYNAMICS OTS (AEROSPACE), INC., a Washington corporation (the "Seller"), and AEROJET-GENERAL CORPORATION, an Ohio corporation (the "Purchaser").

         WHEREAS, the Seller's space systems business located in Redmond, Washington, is engaged directly in the (a) design, manufacture, sale, distribution and service of (i) thrusters, electronic systems and fuel systems for propulsion of spacecraft, launch vehicles for spacecraft, and anti-missile mid-flight diversion; and (ii) tow reels for aircraft and turbo products used to generate power on aircraft; and (b) manufacture and assembly of equipment used for extinguishing and/or suppression of fires (collectively, the "Business"); and

         WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller substantially all of the assets and assume certain liabilities of the Business.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Agreement" means this Asset Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

         "Allocation Statement" has the meaning set forth in Section 3.3(a).

         "Ancillary Agreements" means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Patents, the Building Lease and the Transition Services Agreement.

         "Antitrust Laws" has the meaning set forth in Section 5.3(b).

         "Arbiter" has the meaning set forth in Section 3.2(b).

         "Assumed Liabilities" has the meaning set forth in Section 2.3

         "Assignment and Assumption Agreement" has the meaning set forth in
Section 4.3.

         "Auditor's Report" has the meaning set forth in Section 3.2(b).

         "Balance Sheet" has the meaning set forth in Section 5.4(a).

         "Basket Amount" has the meaning set forth in Section 10.4(a).

         "Bill of Sale" has the meaning set forth in Section 4.3.

         "Buildings" means the buildings and improvements located on the Owned Real Property and commonly known as Buildings 51, 52, 53, 54 and 65, together with approximately eighteen (18) acres of land used in connection with the Seller's operations in such buildings.

         "Building Lease" means the lease agreement between the Purchaser and the Seller in the form of Exhibit D attached hereto pursuant to which the Seller will occupy the Buildings after the Closing for the period set forth therein.

         "Business" has the meaning set forth in the Recitals to this Agreement.

         "Business Activities" has the meaning set forth in Section 7.19(a).

         "Business Employees" has the meaning set forth in Section 5.13(a).

         "Ceiling Amount" has the meaning set forth in Section 10.4(a).

         "Closing" has the meaning set forth in Section 4.1.

         "Closing Date" has the meaning set forth in Section 4.2.

         "Closing Date Balance Sheet" has the meaning set forth in Section
3.2(a).

         "Closing Date Working Capital" has the meaning set forth in Section 3.2(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" means the confidentiality agreement dated October 16, 2001 between General Dynamics Corporation and GenCorp Inc.

         "Contracts" has the meaning set forth in Section 2.1(c).

         "Deed" has the meaning set forth in Section 4.3.

         "Disclosure Schedules" means, collectively, the various Schedules referred to in this Agreement.

         "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

         "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

         "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

         "Environmental Law" means any Law with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.),
(c) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.),
(d) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq.), (e) the Clean Water Act (33 U.S.C. Section 7401 et seq.), (f) the Clean Air Act (42 U.S.C. Section 7401 et seq.), (g) the Safe Drinking Water Act; (42 U.S.C.
Section 201 and Section 300f et seq.), (h) the National Environmental Policy Act of 1969 (42 U.S.C. Section 4321) and (i) Title III of the Superfund Amendment and Reauthorization Act (42 U.S.C. Section 11001 et seq.).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" has the meaning set forth in Section 2.2.

         "Excluded Liabilities" has the meaning set forth in Section 2.4.

         "Excluded Trademarks" has the meaning set forth in Section 7.18.

         "Financial Statements" has the meaning set forth in Section 5.4(a).

         "Force Majeure Event" has the meaning set forth in Section 12.12.

         "GAAP" means generally accepted accounting principles in the United States.

         "Government Contract" means any prime contract (including letter contract) or subcontract relating primarily to the Business between the Seller and the U.S. Government, or the Seller and a prime contractor to the U.S. Government as the case may be.

         "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "GenCorp Guaranty" has the meaning set forth in Section 4.3.

         "General Dynamics Guaranty" has the meaning set forth in Section 4.3.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (a) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) "hazardous waste" as defined in the Resource Conservation and Recovery Act of 1976, (c) "hazardous materials" as defined in the

Hazardous Materials Transportation Act and (d) "chemical substance or mixture" as defined in the Toxic Substances Control Act.

         "Income Tax" means any federal, state or local tax based upon, measured by or calculated with respect to net income, profits, receipts or gains.

         "Indemnified Party" has the meaning set forth in Section 10.6.

         "Indemnifying Party" has the meaning set forth in Section 10.6.

         "Initial Purchase Price" has the meaning set forth in Section 3.1.

         "Intellectual Property" has the meaning set forth in Section 2.1(e).

         "IRS" means the Internal Revenue Service of the Department of the Treasury.

         "Knowledge" with respect to the Seller means the actual knowledge of only those officers and employees of the Seller listed on the schedule attached hereto as Exhibit G.

         "Law" means any constitutional provision, statute, law, rule, regulation, permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental Entity.

         "Leased Real Property" has the meaning set forth in Section 2.1(j).

         "Lien" means any mortgage, lien, pledge, security interest, charge, claim or other encumbrance other than the Permitted Encumbrances.

         "Losses" has the meaning set forth in Section 10.2(a).

         "Machinery and Equipment" has the meaning set forth in Section 2.1(d).

         "Management Security Plan" means the retirement security plan provided by the Seller to certain Business Employees and all insurance contracts related thereto.

         "Material Adverse Effect" means any change or effect that is materially adverse to the business, operations or condition (financial or otherwise) of the Business or the Purchased Assets, taken as a whole.

         "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

         "Novation Agreement" has the meaning set forth in Section 7.14.

         "Owned Real Property" has the meaning set forth in Section 2.1(i).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

         "Permitted Encumbrances" means any (a) mechanics', materialmens' and similar liens with respect to amounts not yet due and payable, (b) liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (c) liens securing rental payments under capital lease arrangements, (d) the encumbrances and title exceptions referenced in Section 5.9(a)(i) and (e) such other encumbrances (including without limitation covenants, conditions, restrictions, rights of way and encroachments) or imperfections in or failure of title which would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Purchased Assets as currently conducted or reasonably be expected to result in a material reduction in the value of the Purchased Assets as a whole.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

         "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

         "Purchase Price" has the meaning set forth in Section 3.2(d).

         "Purchased Assets" has the meaning set forth in Section 2.1.

         "Purchaser" has the meaning set forth in the Preamble to this Agreement.

         "Purchaser Employee Benefit Plan" means an Employee Benefit Plan provided by the Purchaser to its employees.

         "Purchaser Material Adverse Effect" has the meaning set forth in
Section 6.1.

         "Purchaser's Accounting Firm" means Ernst & Young LLC.

         "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment in violation of any Environmental Law.

         "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

         "Schedule" means, unless the context otherwise requires, the referenced
Schedule included in the Disclosure Schedules.

         "Seller" has the meaning set forth in the Preamble to this Agreement.

         "Seller Employee Benefit Plan" means an Employee Benefit Plan provided by the Seller to the Business Employees.

         "Seller's Accounting Firm" means KPMG LLP.

         "Statement of Closing Date Working Capital" has the meaning set forth in Section 3.2(a).

         "Tax" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other tax, fee, assessment (general or special) or charge, including any interest, penalty or addition thereto.

         "Tax Return" means any return, declaration, report, form, claim for refund or information return or statement required to be supplied to any Government Entity with respect to Taxes, including any schedule or attachment thereto.

         "Title Company" means Fidelity National Title Insurance Company.

         "Title Policy" means, with respect to the Owned Real Property, an owner's policy of title insurance (ALTA Form B-1992) insuring, in an amount reasonably determined by the Purchaser, that fee simple title will, at the Closing, be vested in the Purchaser (or its designee), free and clear of all Liens and exceptions to title other than (i) matters set forth in Part II of Schedule B to the policy, (ii) Permitted Encumbrances and (iii) the Title Company's so-called "standard exceptions," together with such endorsements as may be reasonably required by the Purchaser and available from the Title Company; provided, however, that all endorsements other than the so-called extended coverage endorsements will be at the Purchaser's sole cost and expense.

         "Transfer Taxes" has the meaning set forth in Section 12.2.

         "Transition Services Agreement" means the transition services agreement between the Purchaser and the Seller in the form of Exhibit I attached hereto.

         "U.S. Government" means the federal government of the United States of America and any agencies, instrumentalities and departments thereof.

                                   ARTICLE II
            PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

      2.1 Purchase and Sale of Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Purchaser will purchase and acquire from the Seller, and the Seller will sell, transfer, assign, convey and deliver to the Purchaser, all of its right, title and interest in and to all of the assets used primarily in the operation of the Business, other than the Excluded Assets, wherever located and whether or not reflected on the Balance Sheet (collectively, the "Purchased Assets"), including the following assets:

         (a) all accounts and notes receivable and other claims for money due to the Seller, arising from the rendering of services or the sale of goods or materials by the Business, as the same exist on the Closing Date;

         (b) all raw materials, work in process, supplies, spare parts and finished goods inventories owned by the Seller and used primarily in the operation of the Business, as the same exist on the Closing Date;

         (c) all contracts, agreements, commitments (including pending bids and proposals) and instruments to which the Seller is a party used in the operation of the Business, as of the Closing Date, including those listed on Schedule 2.1(c) of the Disclosure Schedules, all unfilled orders outstanding as of the Closing Date for the purchase of raw materials, goods or services by the Seller in connection with the Business, and all unfilled orders outstanding as of the Closing Date for the sale of goods or services provided by the Business (collectively, the "Contracts");

         (d) all machinery, equipment, tools, dies, test equipment, furniture, fixtures, vehicles and other personal property owned by the Seller and used or held for use primarily in the operation of the Business as of the Closing Date, including the items listed on Schedule 2.1(d) of the Disclosure Schedules, and, to the extent of the Seller's interest therein, all machinery and equipment used or held for use primarily in the operation of the Business, which is (i) owned and/or furnished by the U.S. Government or (ii) subject to the terms of an equipment lease (collectively, the "Machinery and Equipment");

         (e) all patents, patent applications, licenses, trademarks, trade names (except for the right to use the name "General Dynamics"), domain names, computer software, data, copyrights, documentation, trade secrets, confidential business information (including formulas, compositions, inventions and manufacturing and production processes and techniques, drawings, designs, technical data, customer and supplier data, pricing and cost information), all results and other information related to any research and development project, in each of the foregoing cases owned by the Seller primarily in connection with the Business, and all other intellectual property rights (in whatever form or medium), to the extent of the Seller's interest therein, used primarily in the operation of the Business as of the Closing Date (collectively, the "Intellectual Property");

         (f) to the extent legally transferable, all Permits held by the Seller and used primarily in the operation of the Business as of the Closing Date;

         (g) all of the Seller's claims, deposits, prepayments, prepaid assets, refunds (excluding Tax refunds with respect to periods prior to the Closing
Date), causes of action, rights of recovery, rights of set off and rights of recoupment of the Seller as of the Closing Date, in each case to the extent they relate primarily to the Business, including all rights of the Seller under any property, casualty, workers' compensation or other insurance policy or related insurance services contract and warranties and guaranties received from vendors, suppliers or manufacturers, to the extent such rights relate to any Assumed Liability or any of the Purchased Assets;

         (h) all books, records, ledgers, files, documents, correspondence, lists, plats, specifications, surveys, invoices, customer and supplier lists, drawings, creative materials, advertising and promotional materials, studies, reports and other materials (in whatever form or medium) owned by the Seller as of the Closing Date, in each case to the extent that they relate primarily to the Business or the Business Employees; provided, however, that the Seller will be entitled to retain copies of any materials it deems reasonably necessary for its tax, accounting, human resources, legal or other business purposes;

         (i) all real property owned by the Seller used in the operation of the Business as of the Closing Date, together with all buildings, structures, improvements, fixtures and fittings located on or attached to such real property, and all rights, privileges, easements and other appurtenances belonging thereto, in each case as described on Schedule 5.9(a) of the Disclosure Schedules (the "Owned Real Property");

         (j) all leasehold interests of the Seller in the leases and occupancy agreements, in each case as described on Schedule 5.9(b) of the Disclosure Schedules (the "Leased Real Property"); and

         (k) except for cash and cash equivalents, all other assets not specifically set forth herein but reflected on the Balance Sheet, except any sales, transfers, retirements or dispositions of such assets made between the date of the Balance Sheet and the Closing Date in accordance with the terms of this Agreement.

      2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets will not include the following assets, properties or rights (collectively, the "Excluded Assets"):

         (a) all cash and cash equivalents (including any marketable securities or certificates of deposit) of the Seller through 11:59 p.m., Pacific time, on the Closing Date;

         (b) any rights of the Seller with respect to any Tax refund or credit relating to periods ending prior to the Closing Date;

         (c) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to the Seller, and any rights of the Seller or any of its Affiliates under any such insurance policy or contract, other than rights under such policies or contracts with respect to any Assumed Liability or any of the Purchased Assets;

         (d) any rights of the Seller in the Management Security Plan;

         (e) any rights of the Seller under this Agreement, any Ancillary Agreement or under any other agreement between the Seller and the Purchaser;

         (f) except as set forth in Section 7.18, any rights to use or exploit the name or mark "General Dynamics" or "General Dynamics Ordnance and Tactical Systems" or any derivative names or marks; and

         (g) all assets listed on Schedule 2.2(g) of the Disclosure Schedules.

      2.3 Assumption of Liabilities. On the terms and subject to conditions set forth in this Agreement, at the Closing the Purchaser will assume and become responsible for all of the liabilities and obligations, direct or indirect, known or unknown, relating to or arising out of the Purchased Assets, or the operation of the Business or as otherwise specified below, other than the Excluded Liabilities (collectively, the "Assumed Liabilities"):

         (a) except as specifically excluded in Section 2.4, all liabilities and obligations of the Seller related to the Business as of the Closing Date including, but not limited to, all liabilities and obligations reflected on the Balance Sheet, except for any such liabilities or obligations that have been paid or discharged since the date of the Balance Sheet;

         (b) all liabilities and obligations of the Seller arising with respect to the performance of the Contracts, excluding any liability or obligation resulting from any criminal activity, civil fraud or intentional wrongdoing by the Seller prior to the Closing Date;

         (c) all warranty and product liabilities relating to products manufactured, sold, serviced or repaired on or prior to the Closing Date in connection with the Business;

         (d) all liabilities and obligations of the Seller relating to employment, compensation and employee benefits for the Business Employees, including benefits related to former employees of the Business, all to the extent the Purchaser has agreed to assume them pursuant to Article VIII;

         (e) all environmental liabilities relating to the ownership or operation of the Business or the Purchased Assets, arising out of any event, transaction, condition, practice, Release or occurrence, including any liabilities resulting from violations of Environmental Laws in connection with the generation, storage, presence, use, handling, treatment, transportation, disposal or Release of any Hazardous Materials prior to, on or after the Closing Date; and

         (f) all liabilities and obligations arising after the Closing Date in connection with the operation of the Business.

      2.4 Excluded Liabilities. The Purchaser will not assume or become responsible for, and will not be deemed to have assumed or to have become responsible for the following liabilities and obligations (collectively the "Excluded Liabilities"):

         (a) any liability or obligation relating to or arising out of any Excluded Asset;

         (b) any liability or obligation of the Seller in respect of indebtedness for borrowed money;

         (c) any liability or obligation of the Seller under the Management Security Plan;

         (d) any liability or obligation (whether assessed or unassessed) of the Seller with respect to any Taxes arising in connection with the Business or the Purchased Assets (subject to Section 12.2), including any Taxes arising by reason of the transactions contemplated by this Agreement or any of the Ancillary Agreements, as of or for any taxable period or portion thereof on or prior to the Closing Date; or

         (e) any liability or obligation for aircraft products (including, without limitation, turbo products and fire and explosion suppression products) liability occurring on or prior to the Closing Date; or

         (f) any liability or obligation set forth on Schedule 2.4(f).

                                   ARTICLE III
                                 PURCHASE PRICE

      3.1 Initial Purchase Price. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser will deliver to the Seller Ninety Million Dollars $90,000,000 (the "Initial Purchase Price") by bank wire transfer of immediately available funds to an account designated in writing by the Seller. The Initial Purchase Price will be subject to adjustment as provided in Section 3.2.

      3.2 Post-Closing Adjustment of Initial Purchase Price.

         (a) Within 90 days after the Closing Date, the Seller will deliver to the Purchaser (i) a balance sheet of the Business as of the Closing Date (the "Closing Date Balance Sheet") prepared in accordance with GAAP, using the same accounting methods, policies, practices and procedures and applied on a basis consistent with that employed by the Seller in the preparation of the Financial Statements, (ii) a schedule of working capital of the Business as of the Closing Date (the "Statement of Closing Date Working Capital") setting forth the working capital of the Business as of the Closing Date (the "Closing Date Working Capital"), calculated by subtracting (x) total current liabilities minus the amount calculated pursuant to Schedule 3.2 from the sum of (y) accounts receivable, contracts in progress and inventories, and (iii) a certificate signed by Seller's Accounting Firm (the "Auditor's Report") together with the Closing Date Balance Sheet and the Statement of Closing Date Working Capital to which such Auditor's Report relates. The Auditor's Report will report, without qualification or other limitation arising out of the scope of the audit, that the Closing Date Balance Sheet presents fairly the financial position of the Business as of the Closing Date in conformity with GAAP, except the Closing Date Balance Sheet will not give effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement.

         (b) Within 30 days after the receipt of the Closing Date Balance Sheet, the Statement of Closing Date Working Capital and the Auditor's Report, the Purchaser will deliver written notice to the Seller of any objections thereto, and will attempt in good faith to reach an agreement with the Seller as to any matters in dispute. If the Purchaser and the Seller, notwithstanding such good faith effort, fail to resolve all matters in dispute within 30 days after the Purchaser advises the Seller of its objections, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") selected by the Purchaser and the Seller. Promptly, but not later than 30 days after its acceptance of its appointment, the Arbiter will determine (based solely on presentations by the Seller and the Purchaser and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the Closing Date Working Capital, which report will be conclusive and binding upon the parties. The fees and expenses of the Arbiter will be shared equally by the Purchaser and the Seller.

         (c) For purposes of complying with the terms set forth herein, each party will cooperate with and make available to the other party and its auditors and representatives all information, records and data, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Balance Sheet, the Statement of Closing Date Working Capital and all related information and the resolution of any disputes thereunder. Without limiting the generality of the foregoing, the Seller will cause Seller's Accounting Firm to make available at its office to the Purchaser and the Purchaser's Accounting Firm within 10 business days after delivery of the Auditor's Report pursuant to Section 3.2(a) the workpapers therefor.

         (d) In the event that the Closing Date Working Capital, as finally determined pursuant to this Section 3.2, is (i) less than $11,700,000, then the Seller will pay to the Purchaser the amount of such difference or (ii) greater than $16,700,000, then the Purchaser will pay to the Seller the amount of such difference. Any payment pursuant to this Section 3.2(d) will be made in cash plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date to the date of such payment at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its prime rate as in effect on the Closing Date. Any payment pursuant to this Section 3.2(d) will be made within five business days following the final determination of the Closing Date Working Capital in accordance with this Section 3.2 by bank wire transfer of immediately available funds to an account designated in writing by the Seller or the Purchaser, as the case may be. The payment pursuant to this Section 3.2 (other than the portion thereof that is attributable to the payment of interest pursuant to this Section 3.2(d)) will be treated by the parties as an adjustment to the Initial Purchase Price and the Initial Purchase Price as so adjusted will be referred to in this Agreement as the "Purchase Price."

      3.3 Allocation of Purchase Price.

         (a) Within 120 days after the Closing Date, the Seller will deliver to the Purchaser a preliminary allocation among the Purchased Assets of the Purchase Price and among such other consideration paid to the Seller pursuant to this Agreement; and as soon as practicable following the Closing, the Seller will deliver to the Purchaser a statement (the "Allocation Statement") setting forth its calculation of the amount of the total consideration allocable to the Purchased Assets sold at the Closing.

         (b) The Allocation Statement will be prepared in accordance with
Section 1060 of the Code and the rules and regulations promulgated thereunder.

         (c) The Purchaser will review the Allocation Statement and, to the extent the Purchaser disagrees in good faith with the content of the Allocation Statement, the Purchaser will inform the Seller of such disagreement within 30 days after receipt of the Allocation Statement. The Seller and the Purchaser will attempt to resolve any such disagreement. If the Seller and the Purchaser are unable to reach a good faith agreement on the content of the Allocation Statement within 180 days of the Closing Date, the Seller and the Purchaser will each use their respective allocation statements.

         (d) If the Purchaser and the Seller agree on the Allocation Statement, the Purchaser and the Seller will report the allocation of the total consideration among the Purchased Assets in a manner consistent with the Allocation Statement and will act in accordance with the Allocation Statement in the preparation and timely filing of all Income Tax returns (including filing Form 8594 with their respective federal income tax returns for the taxable year that includes the Closing and any other forms or statements required by the Code, Treasury regulations, the Internal Revenue Service or any applicable state or local taxing authority). Each of the Purchaser and the Seller agrees to promptly provide the other party with any additional information and reasonable assistance required to complete Form 8594 or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder.

         (e) The Purchaser and the Seller will promptly inform one another of any challenge by any taxing authority to any allocation made pursuant to this
Section 3.3 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

                                   ARTICLE IV
                                   THE CLOSING

      4.1 Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article IX, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Jenner & Block, LLC, 601 Thirteenth Street, NW, Suite 1200 South, Washington, DC 20036, at 10:00 a.m., Pacific time, and will be effective at 11:59 p.m., Pacific time, on or before the fifth business day after the satisfaction or waiver of all of the closing conditions set forth in Article IX, or at such other place or on such other date as the Seller and the Purchaser may agree.

      4.2 Closing Date. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date."

      4.3 Deliveries at the Closing. At the Closing: (a) the Seller will deliver to the Purchaser the various certificates, instruments and documents referred to in Section 9.1; (b) the Purchaser will deliver to the Seller the various certificates, instruments and documents referred to in Section 9.2; (c) the Seller will execute, acknowledge (if appropriate) and deliver to the Purchaser
(i) a bill of sale substantially in the form attached hereto as Exhibit A (the "Bill of Sale"), (ii) a counterpart of the assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement"), (iii) a bargain and sale deed conveying fee simple title to the Owned Real Property to the Purchaser subject to all Permitted Encumbrances, substantially in the form attached hereto as Exhibit C (the "Deed"), (iv) a counterpart of the Building Lease substantially in the form attached hereto as Exhibit D, (v) an assignment of patents substantially in the form attached hereto as Exhibit E (the "Assignment of Patents"), (vi) a guaranty executed by General Dynamics Corporation, substantially in the form attached hereto as Exhibit F (the "General Dynamics Guaranty"), (vii) a counterpart of the Transition Services Agreement substantially in the form attached hereto as
Exhibit I, (viii) any affidavits required under Section 1445 of the Code and such other instruments of sale, transfer, conveyance, and assignment as the Purchaser and its counsel may reasonably request; (d) the Purchaser will execute, acknowledge (if appropriate) and deliver to the Seller (i) a counterpart of the Bill of Sale, (ii) a counterpart of the Assignment and Assumption Agreement, (iii) a counterpart of the Building Lease, (iv) a guaranty by GenCorp Inc. substantially in the form attached hereto as Exhibit G (the "GenCorp Guaranty") (v) a counterpart of the Transition Services Agreement and such other instruments of assumption as the Seller and its counsel may reasonably request (including any relevant exemption certificates establishing any exemptions from any Tax claimed by the Purchaser); and (e) the Purchaser will deliver to the Seller the Initial Purchase Price as specified in Section 3.1.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      The Seller represents and warrants to the Purchaser that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

      5.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of the Purchased Assets or the operation of the Business requires such qualification or license, except where the failure to so qualify or be so licensed would not create a Material Adverse Effect. The Seller has all requisite power and authority to carry on the Business as currently conducted and to own and use the Purchased Assets as and where currently owned, operated and leased.

      5.2 Authorization of Transaction. The Seller has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Seller will constitute, the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

      5.3 Noncontravention; Consents.

         (a) Except as set forth on Schedule 5.3 of the Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will: (i) violate any Law to which the Seller is subject, except for violations which would not, individually or in the aggregate, create a Material Adverse Effect; (ii) conflict with or result in a breach of any provision of the charter or bylaws of the Seller; (iii) constitute a violation of, be in conflict with, constitute or create a breach, default, termination, cancellation or acceleration of any obligation under any contract, agreement or commitment to which the Seller is a party or by which any of the Purchased Assets or the Business is bound or subject, except for such violations that would not, individually or in the aggregate, create a Material Adverse Effect; (iv) result in the creation or imposition of any Lien (other than a Permitted Encumbrance) upon the Purchased Assets; or (v) constitute an event that, after notice or lapse of time or both, would result in such a violation, conflict, breach, default, termination, cancellation or acceleration of any obligation or imposition of a Lien, (other than a Permitted Exception) except for any of the foregoing that would not, individually or in the aggregate, create a Material Adverse Effect.

         (b) Except as set forth on Schedule 5.3 of the Disclosure Schedules and except for (i) the filings by the Purchaser and the Seller required under the Hart-Scott-Rodino Act and any other applicable competition, merger control, antitrust or similar Laws of any other applicable jurisdiction (collectively, the "Antitrust Laws") and the expiration or early termination of all waiting periods under the Hart-Scott-Rodino Act (or approvals under Antitrust Laws), and
(ii) the novation of Government Contracts as contemplated by Section 7.14, no notices, licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities or third parties are required for the consummation by the Seller of the transactions contemplated hereby or by the Ancillary Agreements, other than such licenses, Permits, consents, approvals, authorizations, qualifications and orders which, if not obtained or made, would not, individually or in the aggregate, create a Material Adverse Effect or have a material adverse effect upon the Seller's ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Agreements.

      5.4 Financial Statements.

         (a) Set forth as Schedule 5.4(a) of the Disclosure Schedules are correct and complete copies of the unaudited balance sheet of the Business as of May 26, 2002 (the "Balance Sheet") and the related statement of income for the period then ended (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP, consistently applied, and present fairly the financial position and the results of operations of the Business as of the date and for the period indicated therein, and are consistent with the books and records of the Seller (which books and records are correct and complete). The Financial Statements have not been prepared, reviewed or audited by an outside accounting firm.

         (b) Except as included on the Balance Sheet, the Seller does not have, with respect to the Business, any debts, liabilities, or obligations of any nature, whether absolute, accrued, contingent or otherwise, which would be Assumed Liabilities, other than: (i) liabilities incurred in the ordinary and usual course of business since the date of the Balance Sheet or (ii) liabilities not required by GAAP to be included on a balance sheet or disclosed in any notes thereto.

         (c) Substantially all the inventories of the Seller reflected on the Balance Sheet are of a quality and quantity saleable or usable in the ordinary course of business consistent with past practices, except to the extent reserves therefor have been included in the Balance Sheet.

         (d) All accounts receivable of the Business reflected on the Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and represent actual, bona fide obligations of the Seller arising from arm's length sales in the ordinary course of business consistent with past practices, except to the extent reserves therefor have been included on the Balance Sheet, and, to the Seller's Knowledge, represent the legal, valid and binding obligations of the obligors thereon. Except to the extent reserved against the accounts receivable, none of the accounts receivable reflected on the Balance Sheet are subject to any asserted or, to the Seller's Knowledge, threatened, defenses, set-offs or counterclaims.

      5.5 Absence of Certain Changes or Events Subsequent to Balance Sheet. Since the date of the Balance Sheet and except as set forth on Schedule 5.5 of the Disclosure Schedules, (a) there has not been any change in the assets, liabilities, financial position, operations or results of operations of the Business, other than any such changes in the ordinary course of business or that would not, individually or in the aggregate, create a Material Adverse Effect and (b) the Seller has conducted the operations of the Business in the ordinary course of business, consistent with past practices, except for matters that would not, individually or in the aggregate, create a Material Adverse Effect.

      5.6 Tax Matters.

         (a) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets.

         (b) The transactions contemplated by this Agreement are not subject to tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable Law.

         (c) The Seller is not a Person other than a United States Person within the meaning of the Code.

      5.7 Contracts.

         (a) Except for the Contracts listed on Schedule 2.1(c) of the Disclosure Schedules, the Seller, in connection with the Business, is not a party to or otherwise bound by any (i) contract, agreement or commitment that involves commitments of more than $250,000 in any 12-month period; (ii) contract, agreement or commitment with an agent, dealer, distributor or sales representative; (iii) commitment to make a capital expenditure or to purchase a capital asset or a proposal to do so, in excess of $100,000 in any single instance, not contemplated by the capital expenditure budget of the Seller for the Business; (iv) material contract with any Affiliate of the Seller; (v) agreement including a non-compete provision or similar covenant restricting the Business from competing with another Person; or (vi) contract, agreement or commitment that is otherwise material to the condition (financial or otherwise) of the Business or the Purchased Assets; (vii) contract, agreement or commitment with any Business Employee that is not terminable at will by the Seller without cost and any agreement, contract or commitment that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of the Purchaser or the Seller any severance, termination, "golden parachute," or other similar payments to any Business Employee following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement; or (viii) contract or agreement for the storage, transportation, treatment or disposal of any hazardous material under CERCLA, or contract for the storage, transportation, treatment or disposal of any waste or by-product.

         (b) Except as prohibited by law, by the terms of such Contract or under any confidentiality agreement, the Seller has delivered or made available to the Purchaser copies of each written agreement listed on Schedule 2.1(c) of the Disclosure Schedules, as amended to date. Each Contract is a valid, binding and enforceable obligation of the Seller, and, to the Knowledge of the Seller, the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and, to the Knowledge of the Seller, is in full force and effect.

         (c) Except as set forth on Schedule 5.7 of the Disclosure Schedules (i) neither the Seller nor, to the Seller's Knowledge, any other party thereto is in breach of or default under any term of any Contract or has repudiated any term of any Contract, except for such breaches, defaults or repudiation which would not, individually or in the aggregate, create a Material Adverse Effect or (ii) the Seller has not received from any Person written notice of the termination or cancellation of, or the intention to terminate or cancel, any Contract.

      5.8 Government Contracts.

         (a) Except as set forth on Schedule 5.8 of the Disclosure Schedules, and in addition to the representations and warranties made by the Seller in
Section 5.7, with respect to each Government Contract of the Business:

            (i) the Seller has complied with all terms and conditions of such Government Contract (including Laws or agreements pertaining thereto), except where such failures to be in compliance would not, individually or in the aggregate, create a Material Adverse Effect;

            (ii) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Seller, either in writing or, to the Seller's Knowledge, orally that the Seller has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract;

            (iii) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract;

            (iv) no outstanding unresolved material cost of the Seller has been disallowed; and

            (v) to the Knowledge of the Seller, neither the Seller nor any of its directors, officers or employees is under civil, administrative or criminal investigation or indictment or has information with respect to any alleged fraudulent or criminal activity involving a Government Contract or a bid for a Government Contract.

         (b) Except as set forth on Schedule 5.8 of the Disclosure Schedules, with respect to the Business there are (i) no outstanding claims against the Seller, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and (ii) no disputes between the Seller and the U.S. Government under the Contract Disputes Act or any other federal statute or between the Seller and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

         (c) Since January 1, 2002, the Seller, acting through the Business, has not been debarred or suspended from participation in the award of contracts with the U.S. Government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).

      5.9 Real Property.

         (a) Schedule 5.9(a) of the Disclosure Schedules lists and describes in reasonable detail the Owned Real Property. Except as set forth on Schedule 5.9(a) of the Disclosure Schedules, with respect to the Owned Real Property:

            (i) the Seller has, and the Seller will have as of the Closing Date, fee simple title to such parcel, free and clear of any Lien, easement, covenant, the rights of any third parties or other restriction, except for Permitted Encumbrances;

            (ii) the Seller has not received any notice that any portion of the Owned Real Property is subject to any pending condemnation proceeding and, to the Seller's Knowledge, there are no threatened condemnation proceedings, lawsuits or administrative actions relating to any parcel of Owned Real Property;

            (iii) the Seller has not received written notice that either the improvements on the Owned Real Property or the business conducted thereon is in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance;

            (iv) no third party has any option or right of first refusal to acquire the Owned Real Property;

            (v) there are no Persons (other than the Seller) in possession of the Owned Real Property;

            (vi) the Owned Real Property is assessed as separate and distinct tax parcels;

            (vii) the Seller has not received any written notice from any insurance carrier regarding defects or inadequacies in the Owned Real Property which, if not corrected, would result in the termination of the Seller's insurance coverage or a material increase in the cost thereof.

         (b) Schedule 5.9(b) of the Disclosure Schedules lists and describes in reasonable detail all real property leased or subleased to the Seller in connection with the Business (the "Leased Real Property"). For all Leased Real Property, the Seller has delivered to the Purchaser copies of the leases and subleases listed in Schedule 5.9(b) of the Disclosure Schedules, each as amended to date. Except as set forth on Schedule 5.9(b) of the Disclosure Schedules, with respect to the Leased Real Property:

            (i) each lease agreement is in full force and effect, is assignable (upon receipt of necessary landlord consents) and, to the Seller's Knowledge, the Seller has performed all material obligations required to be performed thereunder;

            (ii) neither the Seller nor, to the Seller's Knowledge, any other party to any Lease Agreement is in breach or default under any such lease agreement;

            (iii) to the Seller's Knowledge, there exists no condition or event that, after notice or lapse of time or both, would constitute a breach or default of any lease agreement;

            (iv) the Seller has not received any written notice that any portion of the Leased Real Property is subject to any pending condemnation proceeding; and

            (v) there are no material agreements or options, written or oral, giving to any Person (other than the Seller) the right, and the Seller has not granted to any Person any material right, to purchase, use, possess or occupy the Leased Real Property.

      5.10 Title and Sufficiency of Assets.

         (a) Except as set forth on Schedule 5.10 of the Disclosure Schedules, the Seller has good title, free and clear of all Liens (other than Permitted Encumbrances) or has the right to possess and use and on the Closing Date will have and convey to the Purchaser to the extent of its interests therein, all of the material tangible assets regularly used in the conduct of the Business or otherwise necessary to operate the Business in the manner presently operated by the Seller.

      5.11 Intellectual Property.

         (a) The Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all intellectual property rights necessary for the operation of the Business as presently conducted. Except as set forth on
Schedule 5.11, the Business has not, to the Seller's Knowledge, interfered with, infringed upon or otherwise misappropriated any intellectual property rights of third parties, and the Seller has not received any written charge, complaint, claim, demand or notice alleging any such misappropriation (including any such claim that the Seller must license or refrain from using any intellectual property rights of any third party). To the Seller's Knowledge, no third party is currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of the Seller in connection with the Business.

         (b) Schedule 5.11(b) of the Disclosure Schedules identifies each patent, copyright registration, trademark registration, domain name, pending patent application and application for registration with respect to any material Intellectual Property and each material license, sublicense, agreement or other permission which the Seller in connection with the Business has granted to any third party with respect to any Intellectual Property. The Seller has delivered or made available to the Purchaser copies of all such patents, registrations, applications, licenses, sublicenses, agreements and permissions, each as amended to date. With respect to each such item of Intellectual Property required to be identified in Schedule 5.11(b) of the Disclosure Schedules and except as set forth on Schedule 5.11(b):

            (i) subject to the consent requirements set forth on Schedule 5.3, the Seller possesses, and at Closing will transfer to the Purchaser, all right, title and interest in and to the item, free and clear of any Lien, license or other restriction, and subject to rights conveyed to direct and indirect customers of the Business (including the U.S. Government) and no contract, agreement or commitment exists that would prevent the Seller from transferring to the Purchaser all of its right, title and interest in and to such item;

            (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

            (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller's Knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

            (iv) subject to the consent requirements set forth on Schedule 5.3, to the Knowledge of the Seller, the license, sublicense, agreement or permission covering the item is valid, binding, enforceable and in full force and effect, and no contract, agreement or understanding exists that would prevent the Seller from transferring to the Purchaser all of Seller's right, title and interest in and to such item.

         (c) Schedule 5.11(c) of the Disclosure Schedules identifies each material license, sublicense, agreement or permission pursuant to which the Business uses any material item of Intellectual Property owned by a third party. Except as prohibited by law, by the terms therein or under any confidentiality agreement, the Seller has delivered or made available to the Purchaser copies of all such licenses, sublicenses, agreements and permissions, each as amended to date. With respect to each such item of Intellectual Property required to be identified in Schedule 5.11(c) of the Disclosure Schedules and except as set forth on Schedule 5.11(c):

            (i) to the Knowledge of the Seller, the license, sublicense, agreement or permission covering the item is valid, binding, enforceable and in full force and effect and no contract, agreement or commitment exists that would prevent the Seller from transferring to the Purchaser all of its right, title and interest in such item;

            (ii) the license, sublicense, agreement or permission is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

            (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller's Knowledge, threatened which challenges the legality, validity or enforceability of the license, sublicense, agreement or permission; and

            (iv) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

      5.12 Litigation. Except as set forth in Schedule 5.12 of the Disclosure Schedules, there are no claims, actions, proceedings or investigations pending or to the Seller's Knowledge, threatened against the Seller relating to the Business, the Purchased Assets or the Assumed Liabilities which would, individually or in the aggregate, be reasonably expected to create a Material Adverse Effect. As of the date of this Agreement, there are no judicial or administrative actions, proceedings or investigations pending or, to the Seller's Knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Seller in connection with this Agreement or any of the Ancillary Agreements that, if adversely determined, would create a Material Adverse Effect.

      5.13 Employees and Employee Benefits.

            (a) Schedule 5.13(a) of the Disclosure Schedules lists all employees employed by the Seller in connection with the Business (the "Business Employees").

            (b) Except as set forth on Schedule 5.13(b), with respect to the
Business: (i) there are no strikes, work stoppages or material disputes pending or to the Seller's Knowledge, threatened, that involve any Business Employees;
(ii) the Business Employees are not currently represented by any labor union;
(iii) to the Seller's Knowledge, no union organization campaign is in progress with respect to the Business Employees, and no question concerning representation exists respecting such Business Employees; (iv) there is no unfair labor practice charge or complaint relating to the Business against the Seller or its Affiliates pending or, to the Seller's Knowledge, threatened, before the National Labor Relations Board or similar governmental agency outside of the United States; (v) there is no pending, or, to the Seller's Knowledge, threatened grievance, arbitration, demand letter or claim involving a Business Employee claiming damages in excess of $50,000; and (vi) there is no discrimination charge by any Business Employee with respect to or relating to the Business pending before the Equal Employment Opportunity Commission or any other similar Governmental Entity responsible for the prevention of unlawful employment practices.

            (c) Schedule 5.13(c) of the Disclosure Schedules lists each Employee Benefit Plan that the Seller or any of its Affiliates maintains with respect to the current or former employees of the Business or to which the Seller or any of its Affiliates contributes with respect to the current or former employees of the Business. With respect to each such Employee Benefit Plan, to the Seller's
Knowledge:

                  (i) such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation with the applicable requirements of ERISA, the Code and other applicable Laws, except for such failures to comply with such requirements which would not, individually or in the aggregate, create a Material Adverse Effect;

                  (ii) except as disclosed on Schedule 5.13(c), each such Employee Benefit Plan which is intended to meet the qualification requirements of Section 401(a) of the Code has received a favorable determination letter from the IRS and would, subject to adoption (within any applicable required time period) of amendments required by the IRS in the ordinary course pursuant to an application for a determination letter, receive an updated favorable determination letter from the IRS, and no amendment has been made nor has any event occurred with respect to any such Employee Benefit Plan which would reasonably be expected to cause the loss or denial of such qualification under Code Section 401(a); and

                  (iii) the Seller has delivered or made available to the Purchaser copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement such Employee Benefit Plans.

            (d) With respect to each Seller Employee Benefit Plan, to the Seller's Knowledge:

                  (i) none of the Seller or its Affiliates has incurred any material liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any material withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan; and

                  (ii) there have been no non-exempt Prohibited Transactions with respect to such Employee Benefit Plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Seller's Knowledge, threatened, which would, individually or in the aggregate, create a Material Adverse Effect.

            (e) Except as set forth on Schedule 5.13(e) of the Disclosure Schedules, the Seller does not maintain or contribute nor, to the Seller's Knowledge has it ever maintained or contributed or been required to contribute, to any Employee Welfare Benefit Plan providing medical, health, life insurance or other welfare benefits for current or future retired or terminated employees of the Business, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

            (f) None of the Seller Employee Benefit Plans are Multiemployer
Plans.

            (g) The Seller has made full and timely payment of all amounts due, owing and required to be contributed with respect to the Business Employees under the terms of each Seller Employee Benefit Plan, or required to be paid as expenses with respect to the Business Employees under such Seller Employee Benefit Plans through the Closing Date.

      5.14 Environmental Matters. Except as set forth on Schedule 5.14 of the Disclosure Schedules, to the Seller's Knowledge,

          (a) the Seller is in compliance with all Environmental Laws in connection with the ownership and operation of the Owned Real Property, the Leased Real Property and the Business, except for such failures to be in compliance with such Environmental Laws, which would not, individually or in the aggregate, create a Material Adverse Effect, (b) no written notices of any violation or alleged violation under any Environmental Law relating to the operations at the Owned Real Property, the Leased Real Property or with respect to the Business have been received by the Seller or any Affiliate, except for such matters as would not, individually or in the aggregate, create a Material Adverse Effect, (c) with respect to the Business, the Seller has all applicable environmental permits for the operations at the Owned Real Property and the Leased Real Property and (d) there are no Liens (other than Permitted Encumbrances) on the Owned Real Property, the Leased Real Property or the Purchased Assets based upon any Environmental Law or for costs incurred in response to a Release of Hazardous Materials.

          (b) To the Seller's Knowledge, except as set forth on Schedule 5.14 of the Disclosure Schedules, and except as could not reasonably be expected to result in a Material Adverse Effect:

                  (i) there have been no Releases of Hazardous Materials on or from the Owned Real Property or Leased Real Property, except as in compliance with applicable Environmental Laws;

                  (ii) Hazardous Materials have not at any time been generated, treated, recycled, disposed or stored on or off the Owned Real Property or Leased Real Property, except in substantial compliance with applicable Environmental Laws; and

                  (iii) there are no underground storage tanks, asbestos-containing materials, lead-based paint or polychlorinated biphenyls located on the Owned Real Property or Leased Real Property, except as in compliance with applicable Environmental Laws.

      5.15 Legal Compliance. Except as set forth in Schedule 5.15 of the Disclosure Schedules, the Seller in connection with the Business and the Purchased Assets has complied with all applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the Seller's Knowledge, threatened against the Seller alleging any failure to so comply, except for such failures to be in compliance with such laws, which would not, individually or in the aggregate, create a Material Adverse Effect.

      5.16 Permits. The Seller to its Knowledge has obtained or applied for, and is in compliance with, all material Permits that are required by any Governmental Entity to permit it to conduct the Business as presently conducted and to operate the Purchased Assets as they are presently operated, except for such failures to hold or comply with such Permits which would not, individually or in the aggregate, create a Material Adverse Effect. Each such material Permit is listed on Schedule 5.16 of the Disclosure Schedules. No suspension, cancellation, termination or material violation of any of such Permits is pending or, to the Seller's Knowledge, threatened.

      5.17 Insurance. Schedule 5.17 of the Disclosure Schedules contains a correct and complete list of all policies of insurance owned by the Seller or its Affiliates (other than those relating to employee benefits) under which the Seller, in respect of the Business or any of the Purchased Assets is insured. All such policies are in full force and effect.

      5.18 Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser or any of its Affiliates could become liable or obligated.

      5.19 Customers and Suppliers. Schedule 5.19 of the Disclosure Schedules sets forth a complete and accurate list of the names and addresses of the Business' (a) ten largest customers for the most recent fiscal year, showing the approximate total sales in dollars by the Business to each such customer during such fiscal year and (b) the ten largest suppliers for the most recent fiscal year showing the approximate total purchases in dollars by the Business from each such supplier during such fiscal year. As of the date hereof, the Seller has not received any written, or to the Seller's Knowledge, oral notice from any customer or supplier named on
Schedule 5.19 of any intention to terminate or materially reduce purchases from or supplies to the Business.

      5.20 LIMITATION ON WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS
ARTICLE V, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE PURCHASED ASSETS OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED. THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE V, THE PURCHASER IS PURCHASING THE PURCHASED ASSETS ON AN "AS-IS, WHERE-IS" BASIS.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      The Purchaser represents and warrants to the Seller that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI).

      6.1 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to so qualify or be so licensed would not be expected to result in a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Agreements ("Purchaser Material Adverse Effect"). The Purchaser has all requisite power and authority to own and use its properties and to carry on its business as currently conducted.

      6.2 Authorization of Transaction. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Purchaser will constitute, the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions.

      6.3 Noncontravention; Consents.

            (a) Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will: (i) violate any Law to which the Purchaser is subject; (ii) conflict with or result in a breach of any provision of the charter or bylaws of the Purchaser; (iii) constitute a violation of, be in conflict with, constitute or create a breach, default, termination, cancellation or acceleration of any obligation under any contract, agreement or commitment to which the Purchaser or any of its Affiliates is a party or by which the Purchaser, any of its Affiliates, or any of their respective assets or properties are bound or subject, except in the case of clauses (i) and (iii) for such violations, conflicts and defaults that would not, individually or in the aggregate, create a Purchaser Material Adverse Effect.

            (b) Except for (i) the filings by the Purchaser and the Seller required under the Hart-Scott-Rodino Act and Antitrust Laws and the expiration or early termination of all waiting periods under the Hart-Scott-Rodino Act (or approvals under Antitrust Laws), and (ii) the novation of Government Contracts as contemplated by Section 7.14, no notices, licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities or third parties are required for the consummation by the Purchaser of the transactions contemplated hereby or by the Ancillary Agreements, other than such licenses, Permits, consents, approvals, authorizations, qualifications and orders which, if not obtained or made, would not, individually or in the aggregate, create a Purchaser Material Adverse Effect.

      6.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the Purchaser's knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Purchaser in connection with this Agreement or any of the Ancillary Agreements that, if adversely determined, would create a Purchaser Material Adverse Effect.

      6.5 Availability of Funds. The Purchaser has sufficient funds available to it or has received binding written commitments (copies of which have heretofore been delivered to the Seller) from one or more nationally recognized financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price.

      6.6 Brokers' Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller or any of its Affiliates could become liable or obligated.

                                  ARTICLE VII

                            COVENANTS OF THE PARTIES

      Pre-Closing Covenants. With respect to the covenants set forth in Sections
7.1 through 7.11 of this Article VII, which relate to the period between the date of this Agreement and the Closing Date, the Seller and the Purchaser agree as follows:

      7.1 General. Each of the parties will use its reasonable best efforts to take all action and to do, as soon as possible, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article IX). Neither of the parties will, without prior written consent of the other party, take or fail to take, or permit their respective Affiliates to take or fail to take, any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the consummation, as soon as possible, of the transactions contemplated by this Agreement or the Ancillary Agreements. Without limiting the generality of the foregoing, each of the parties will use its reasonable best efforts to negotiate in good faith as soon as reasonably practicable after the date of this Agreement, and enter into any other agreement reasonably necessary to consummate the sale of the Purchased Assets pursuant to this Agreement as soon as possible.

      7.2 Notices and Consents. Subject to the provisions relating to the novation of Government Contracts and Government Subcontracts, as set forth in
Section 7.13, prior to the Closing Date, the Seller will give all notices and will use reasonable efforts to obtain all material consents, approvals or authorizations of any Governmental Entities, except for novations of any Government Contracts or Government Subcontracts, or third parties that are required in connection with the transactions contemplated by this Agreement. Within ten business days following the execution and delivery of this Agreement, each of the Seller and the Purchaser will file all notifications and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain early termination of the applicable waiting period and will take further actions and make all further filings pursuant thereto or under any Antitrust Laws that may be necessary, proper or advisable in every applicable jurisdiction where such notification or approval is required; provided, however, that nothing contained herein will require the Purchaser or the Seller to take any such action if the taking of such action would create a Purchaser Material Adverse Effect or a Material Adverse Effect, as the case may be. In connection with the foregoing, each party will (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Entity and, subject to applicable Law, provide the other party with a copy of any written communication to any of the foregoing and (ii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat, with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby.

      7.3 Carry on in Regular Course.

            (a) Except with the written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), the Seller will: (i) maintain and operate the Purchased Assets in good operating condition and repair; (ii) operate the Business in the usual and ordinary course, substantially in the same manner as heretofore conducted; and (iii) use its commercially reasonable efforts to preserve and maintain the goodwill associated with the Business and the ordinary and customary relationships of the Business with the customers, suppliers, distributors, licensors and others with whom it has a business relationship.

            (b) Without limiting the generality of the foregoing, except with the written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), the Seller will not:

                  (i) make any change in the key management structure of the Business, including the hiring of additional officers or the termination of existing officers, except in the ordinary course of business consistent with past practice;

                  (ii) adopt, enter into or amend any Employee Benefit Plan (including any collective bargaining or employment agreement), or any trust or fund for the benefit or welfare of any Business Employee, except in the ordinary course of business consistent with past practice;

                  (iii) make any capital expenditure, capital commitment, additions to property, plant or equipment, in excess of $100,000 in any single instance, except in accordance with the capital expenditures budget of the Seller for the Business; or

                  (iv) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 7.3.

      7.4 No General Increases. Except with the written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), the Seller in connection with the Business

Employees will not (a) grant any general or uniform increase in the rates of pay of any employees, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment or (b) increase the compensation payable or to become payable to any Business Employee or agent, increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any Business Employee or agent, except in the case of either clause 7.4(a) or (b), in the ordinary course of business consistent with past practice or to the extent required under the terms of any consulting agreement, employment agreement or Seller Employee Benefit Plan in effect on the date of this Agreement, or (c) grant any severance, continuation or termination pay.

      7.5 Contracts and Commitments. Except with the written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), the Seller in connection with the Business will not enter into any contract, agreement, commitment or engage in any transaction, including any contract, agreement, commitment or engagement with any Affiliate of the Seller, or effect any change to any program, not in the usual and ordinary course of business and consistent with the past operation of the Business.

      7.6 Sale of Capital Assets. Other than pursuant to this Agreement, except with the written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), the Seller will not sell, assign, transfer, otherwise dispose of or encumber, except for the Permitted Encumbrances, any of the Purchased Assets or any interest therein, other than assets that become obsolete or assets used, consumed or replaced in the ordinary course of business consistent with past practice.

      7.7 No Default. Except with the written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), the Seller in connection with the Business will not commit or omit to take any act which will cause a termination of or material breach or default under any material contract, commitment or obligation to which the Seller is a party or by which its assets are bound, including the Contracts.

      7.8 Full Access. Subject to the Confidentiality Agreement, the Seller will permit representatives of the Purchaser to have access during normal business hours and under reasonable circumstances to all personnel, premises, properties, assets, books, records, contracts and documents of the Business. The Seller will furnish the Purchaser with all financial and other information in its possession relating to the Business and the Purchased Assets as the Purchaser may from time to time reasonably request. Notwithstanding anything in this Section 7.8 to the contrary, (a) the Seller will not be required to provide such information or access to any employee records other than records of Business Employees, (b) the Purchaser will not have the right to perform or conduct any environmental sampling or testing at, in, on, around or underneath the Purchased Assets and
(c) the Seller will not be required to provide such access or information with respect to any Excluded Asset or Excluded Liability.

      7.9 Notice of Developments. The Seller will give prompt written notice to the Purchaser of any material development affecting the Business. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements. No such written notice of a material development will be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.

      7.10 Survey. At the Purchaser's option and upon request, the Seller will, and will cause the Business to, use commercially reasonable efforts to assist the Purchaser in obtaining, at the Purchaser's expense, prior to the Closing a survey of the Owned Real Property.

      7.11 Estoppel Certificates. The Seller will make commercially reasonably efforts to obtain estoppel certificates from the landlords with respect to the Leased Real Property.


      Post-Closing Covenants. With respect to the covenants set forth in Sections 7.12 through 7.19 of this Article VII, the Purchaser and the Seller agree as follows:

      7.12 General. In case at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless the requesting party is entitled to indemnification therefor under Article X).

      7.13 Post-Closing Consents; Nonassignable Contracts.

            (a) The Seller and the Purchaser each will use its reasonable commercial efforts after the Closing Date to obtain all consents, approvals or authorizations of any Governmental Entities or third parties that are not obtained prior to the Closing Date and that are required in connection with the transactions contemplated by this Agreement; provided that neither the Seller nor the Purchaser will be required to make any expenditures or incur any liability to obtain any third party consent required in connection with the consummation of the transactions contemplated by this Agreement.

            (b) To the extent that any Contract is not capable of being transferred by the Seller to the Purchaser pursuant to this Agreement without the consent of a third party (including a Governmental Entity) and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the Contract or any Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

            (c) In the event that any required consent is not obtained on or prior to the Closing Date, the Seller will use reasonable commercial efforts to
(i) provide to the Purchaser the benefits of the applicable Contract (and the Seller and the Purchaser will share equally any expenses related thereto), (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser and (iii) enforce at the request and expense of the Purchaser and for the account of the Purchaser, any rights of the Seller arising from any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of the Purchaser).

            (d) To the extent that the Purchaser is provided the benefits of any Contract referred to in Section 7.13(c), the Purchaser will perform the obligations arising under such Contract for the benefit of the Seller and the other party or parties thereto, except for any obligation under such Contract that constitutes an Excluded Liability.

      7.14 Novation of Government Contracts. Following the Closing, the Seller will, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12, submit in writing to each responsible contracting officer a request of the U.S.

Government or Governmental Entity as the case may be, to (a) recognize the Purchaser as the successor in interest to all of the Government Contracts and
(b) enter into a novation agreement (the "Novation Agreement") substantially in the form contemplated by such regulations. The Seller will use reasonable commercial efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to the Government Contracts, including responding to any reasonable request for information by the U.S. Government with regard to such Novation Agreements. The Purchaser will use reasonable commercial efforts to provide all information and take all other actions reasonably necessary to execute and consummate such Novation Agreements, including responding promptly to any request for information by the U.S. Government with regard to such Novation Agreements.

      7.15 Litigation Support. In the event and for so long as any party is actively contesting or defending against any third-party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Article X).

      7.16 Agreements Regarding Tax Matters.

            (a) The Seller and the Purchaser will provide each other with such assistance and information relating to the Business and the Purchased Assets as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, and will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination. Without limiting the generality of the foregoing, each of the Purchaser and the Seller will retain, until the expiration of the applicable statute of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to the Business and the Purchased Assets for tax periods or portions thereof ending prior to or on the Closing Date.

            (b) The Seller and the Purchaser agree that the transactions contemplated by this Agreement constitute a sale of a trade or business within the meaning of Section 41(f)(3) of the Code and the regulations thereunder. The Seller agrees to provide the Purchaser upon request with the information necessary to permit the Purchaser to apply the provisions of Section 41(f)(3) of the Code.

            (c) If, prior to the Closing, the Seller has paid any Tax relating to any Purchased Asset for any taxable period that includes (but does not end on) the Closing Date, Purchaser will reimburse the Seller for such payment on a pro rata basis determined by the number of days in such taxable period beginning on and after the Closing Date divided by the total number of days in such taxable period. If, after the Closing, the Purchaser pays any Tax relating to any Purchased Asset for any taxable period that includes (but does not end on) the Closing Date, the Seller will reimburse the Purchaser for such payment on a pro rata basis determined by the number of days in such taxable period prior to (but not including) the Closing Date divided by the total number of days in such taxable period. The Seller will exercise exclusive control over the handling, disposition and settlement of any governmental inquiry, examination, or proceeding that could result in a determination with respect to Taxes due or payable by the Purchaser for which the Seller may be liable or against which the Seller may be required to indemnify the Purchaser. The Purchaser will notify the Seller in writing promptly upon learning of any such inquiry, examination or proceeding. The Purchaser will cooperate with the Seller, as the Seller may reasonably request, in any such inquiry, examination or proceeding. The Purchaser will not extend the statute of limitations for any Tax for which the Seller may be required to indemnify the Purchaser without the Seller's permission.

            (d) If the Purchaser receives a refund with respect to Taxes arising in a period prior to the Closing Date, the Purchaser will pay, within 30 days following the receipt of such Tax refund, the amount of such Tax refund to the Seller.

            (e) The Purchaser and the Seller will not agree to settle any Tax liability or compromise any claim with respect to Taxes which settlement or compromise may affect the liability for Taxes hereunder (or right to tax benefit) of the other party, without such other party's consent, which consent will not be unreasonably withheld or delayed.

      7.17 Records and Documents. Following the Closing Date, the Seller will grant to the Purchaser and its representatives, at the Purchaser's reasonable request, reasonable access to and the right to make copies at the Purchaser's sole expense of those records and documents in the Seller's possession related to the Business or the Purchased Assets as may be reasonably necessary for the Purchaser's operation of the Business after the Closing and which do not constitute Purchased Assets. Following the Closing Date, the Purchaser will grant to the Seller and its representatives, at the Seller's reasonable request, reasonable access to and the right to make copies at the Seller's sole expense of those records and documents covering any period prior to the Closing related to the Business or the Purchased Assets as may be reasonably necessary for third-party litigation, preparation of financial statements, tax returns and audits or other valid business purposes. If the Purchaser elects to dispose of any of such records within six (6) years after the Closing Date, the Purchaser will first give the Seller 60 days' written notice, during which period the Seller will have the right to take such records without payment of consideration.

      7.18 Use of Excluded Trademarks. Except as otherwise expressly provided in this Section 7.18, no interest in or right to use the names and marks constituting Excluded Assets (the "Excluded Trademarks") is being conveyed pursuant to this Agreement. As promptly as practicable following the Closing, but in no event later than 90 days after the Closing Date, the Purchaser will remove or cover all Excluded Trademarks that appear on any Purchased Asset, including without limitation, signs, promotional or advertising literature, labels, stationery, office forms and packaging materials. Neither the Purchaser nor its Affiliates will in any way use any Excluded Trademark, or use any trademark, tradename, service mark, brand name, tradedress or logo that is likely to cause confusion with any of the Excluded Trademarks or be associated with the Seller or its Affiliates on or as of the Closing Date after the Closing Date, except pursuant to this Section 7.18.

      7.19 Non-Competition.

            (a) Seller agrees that, for a period commencing on the Closing Date and terminating two years after the Closing Date, it will not directly, or indirectly through any of its Affiliates, engage in the business of designing, manufacturing, selling or distributing products designed, manufactured, sold or distributed by the Business as of the date of this Agreement, anywhere in the world. The foregoing activities are referred to in this Agreement collectively as "Business Activities."

            (b) Notwithstanding the above, the provisions of Section 7.19(a) will not prohibit any of the Seller's Affiliates from engaging in any business currently conducted by such Affiliate and any natural extensions thereof.

            (c) Notwithstanding the provisions of Section 7.19(a), the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) by the Seller or any of its Affiliates of the stock, business or assets of any Person that at the time of such acquisition is engaged in Business Activities, and the continuation of such Business Activities following such acquisition, will not be in breach of the terms of this Section 7.19 if: (i) the portion of the revenues of such Person and its subsidiaries on a consolidated basis for the fiscal year ending prior to the date of such acquisition that is attributable to Business Activities by such Person and its subsidiaries account for less than 20% of the revenues of such Person and its subsidiaries on a consolidated basis for such fiscal year; or (ii) in the event the foregoing condition is not satisfied, the Seller offers, or cause its Affiliates to offer the portion of such business or assets that represents Business Activities to the Purchaser and negotiates in good faith with the Purchaser as to the terms and conditions of the Purchaser's purchase of such business and assets.

            (d) Nothing in this Section 7.19 will restrict or prevent the Seller or any of its Affiliates from maintaining and/or undertaking passive investments in Persons primarily engaged in the Business Activities so long as the aggregate interest represented by such investments does not exceed (i) five percent (5%) of any class of the outstanding debt or equity securities of any such Person, in the case of a Person whose shares are listed on a national securities exchange or the NASDAQ National Market System or equivalent foreign exchange or quotation system or (ii) five percent (5%) of any class of the outstanding equity or debt securities in the case of any other Person.

            (e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.19 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement will be enforceable as so modified.

      7.20 Non-Solicitation of Employees. For a period commencing on the Closing Date and terminating two years after the Closing Date, (a) except for Business Employees, the Purchaser will not, and will cause its Affiliates not to, solicit any employee of the Seller for employment by the Purchaser or any of its Affiliates without the prior written consent of the Seller, and (b) the Seller will not, and will cause its Affiliates not to, solicit any employee of the Business for employment by the Seller or any of its Affiliates, without the prior written consent of the Purchaser. For the avoidance of doubt, an employee will be deemed not to have been solicited for employment if (i) such employee or its agent has initiated any communication or contact for the purpose of discussing any potential employment of such employee or (ii) such employee responds to a general public advertisement or other general solicitation of employment. Nothing herein will prohibit either of the parties or any of their respective Affiliates from employing or offering to employ any employee if such employee was not solicited for employment.

                                  ARTICLE VIII
                                EMPLOYEE MATTERS

         8.1      Employment.

                  (a) The Purchaser will offer to each of the Business Employees employed with the Seller on the Closing Date employment in the same or comparable position as provided by the Seller as of the Closing Date. From the Closing Date through November 30, 2003, such Business Employees will receive the same or comparable compensation, salary or wage rate, plus the same or comparable bonus opportunities while they remain employees of the Purchaser. Except as otherwise specifically provided herein, the Purchaser will assume and thereafter pay, perform and discharge any and all employment, compensation and Seller Employee Benefit Plan liabilities, whether arising prior to, on or after the Closing Date, with respect to the Business Employees as of the Closing Date. Notwithstanding the foregoing, the preceding sentence will not apply to any benefits arising prior to the Closing Date that are fully insured.

                  (b) Notwithstanding language to the contrary contained herein, the term "Business Employee" will not include any employee of the Business absent from work due to long-term disability as of the Closing Date and listed separately on Schedule 8.1; provided that, in the event any such individual presents himself or herself for active employment to the Purchaser during the one-year period following the Closing Date, he or she will be treated as a Business Employee under this Agreement as of his or her date of presentation.

                  (c) Notwithstanding language to the contrary contained herein, this Agreement will not constitute a contract of employment and will not give any Business Employee a right to be retained in the employ of either the Seller or the Purchaser or any of their Affiliates.

         8.2      Employee Benefit Matters.

                  (a) As of the Closing Date, Business Employees will cease participation in the Seller Employee Benefit Plans and fringe benefit programs. Effective as of the Closing Date and continuing for a period ending no earlier than November 30, 2003, the Purchaser will provide to the Business Employees through Purchaser Employee Benefit Plans and fringe benefit programs (including, as applicable, sick pay, vacation pay and tuition reimbursement programs), employee benefits which are, in the aggregate, substantially comparable to the employee benefits provided to the Business Employees under Seller Employee Benefit Plans and fringe benefit programs as of the Closing Date.

                  (b) In addition to the foregoing: (i) coverage under such Purchaser Employee Benefit Plans will be sufficient to eliminate any liability of the Seller to the Business Employees for any benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); and (ii) the Purchaser will assume all accrued vacation liabilities for personal time off and other vacation and sick leave of the Business Employees as of the Closing Date, provided such liabilities are adequately reflected on the Closing Date Balance Sheet.

                  (c) Effective as of the Closing Date and continuing for a period ending no earlier than November 30, 2003, the Purchaser will provide each Business Employee with severance benefits under a Purchaser plan that are substantially comparable to the severance benefits provided to each such Business Employee as of the Closing Date.

                  (d) The Purchaser will assume the Seller's obligations with respect to all of the agreements with Business Employees listed in Schedule 8.2(d).

                  (e) The Purchaser will assume and become solely responsible for all obligations and liabilities of the Seller under all Employee Welfare Benefit Plans providing for post-retirement medical and life insurance benefits with respect to all Business Employees and former employees of the Business and their eligible dependents and will be responsible for all liabilities with respect to such benefits whether accrued before, on or after the Closing Date.
Schedule 8.2(e) of the Disclosure Schedules sets forth a list of former employees eligible for such benefits. As of the Closing Date and continuing for a period ending no earlier than November 30, 2003, the Purchaser will continue such post-retirement and life insurance benefits at the benefit levels in effect on the Closing Date. As part of the indemnification to the Seller provided under
Section 10.3, the Purchaser will indemnify the Seller for any Losses the Seller may suffer resulting from, arising out of, relating to or caused by any change, modification or termination of such post-retirement benefits following the Closing Date.

                  (f) Solely for purposes of eligibility and vesting under the Employee Benefit Plans of the Purchaser providing benefits to any employee or former employee of the Business after the Closing Date, the Purchaser will cause each employee or former employee of the Business to be credited with his or her years of service with the Seller (and any predecessor entities thereof) before the Closing Date, to the same extent as such employee or former employee was entitled, as of the Closing Date, to credit for such service under any similar Seller Employee Benefit Plan.

                  (g) Following the Closing Date, the Purchaser will (i) waive any pre-existing condition limitation under any Employee Welfare Benefit Plan maintained by the Purchaser in which employees or former employees of the Business and their eligible dependents participate (except to the extent that such pre-existing condition limitation would have been applicable immediately prior to the Closing Date under the comparable Employee Welfare Benefit Plans of the Seller) and (ii) provide each employee or former employee of the Business with credit for any co-payments and deductibles incurred by any of them prior to the Closing Date in order to satisfy any applicable deductible or out-of-pocket requirements under any Welfare Benefit Plans in which any of the employees or former employees of the Business participate after the Closing Date.

                  (h) The Seller will retain responsibility for its liabilities and obligations under the Management Security Plan.

                  (i) The Purchaser will assume the Seller's obligations to pay the Business Employees their bonus banks under the Management Incentive/Bonus Plan in accordance with its terms as of the Closing Date, provided such liabilities are adequately reflected on the Closing Date Balance Sheet.

                  (j) As of the Closing Date, the Seller will cause the portion of its flexible reimbursement plan applicable to Business Employees to be segregated into a separate component and all account balances of such employees in the flexible reimbursement plan will be transferred to a flexible reimbursement plan that the Purchaser will cause to be maintained for the duration of the calendar year in which the Closing Date occurs.

         8.3 Allocation of Pension Plan Responsibilities. With respect to any Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code, maintained by or for the benefit of any of the Business Employees, the Seller and the Purchaser agree as follows:

                  (a) the Seller will retain all liabilities attributable to accrued benefits under the Seller's qualified Employee Pension Benefit Plan(s). The Purchaser will have no liability of any kind with respect to benefits accrued under any of such plans;

                  (b) as of the Closing Date, the Seller will cause all such qualified Employee Pension Benefit Plans maintained by the Seller to cease any and all accruals thereunder with respect to the Business Employees;

                  (c) the Seller will cause all Business Employees to be fully vested in their account balances in the Seller's defined contribution plan; and

                  (d) following the Closing Date, the Business Employees will be permitted to roll over their account balances in the Seller's defined contribution plan (or any portion thereof) to the Purchaser's defined contribution plan, including the ability to rollover any existing loans under such Seller plan for 90 days after the Closing Date.

                                   ARTICLE IX
                               CLOSING CONDITIONS

         9.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction on or prior to the Closing Date of the following conditions:

                  (a) the representations and warranties of the Seller set forth in Article V will be true and correct in all material respects on the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);

                  (b) the Seller will have performed or complied with in all material respects its covenants, agreements and conditions hereunder which are required to be performed or complied with on or prior to the Closing Date;

                  (c) the Seller will have delivered to the Purchaser a certificate executed as of the Closing Date by an officer of the Seller to the effect that each of the conditions specified above are satisfied;

                  (d) there will not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of the transactions contemplated by this Agreement;

                  (e) during the period from the date hereof through the Closing Date, there will not have been any change or effect that is materially adverse to the business, operations or condition (financial or otherwise) of the Business or the Purchased Assets, taken as a whole, but not taking into account any change or effect that is generally applicable to the United States economy or securities markets as a whole or to industries in which the Business operates generally, or any change or effect caused predominantly by the Purchaser's involvement in the transactions contemplated by this Agreement;

                  (f) the Seller will have delivered to the Purchaser the Bill of Sale, the Deed, an executed counterpart of the Assignment and Assumption Agreement, an executed counterpart of the Building Lease, the Transition Services Agreement, the General Dynamics Guaranty, the Assignment of Patents and such other instruments of transfer and assignment reasonably requested by counsel to the Purchaser as will be effective to vest in the Purchaser all of the Seller's right, title and interest in and to the Purchased Assets;

                  (g) the Title Company will have delivered to the Purchaser the Title Policy (or a binding undertaking from the Title Company such as a marked and down-dated commitment or a signed and down-dated pro-forma policy);

                  (h) the Seller will have delivered to the Purchaser in writing all third-party consents listed on Schedule 9.1(h);

                  (i) all actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser; and

                  (j) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act or any Antitrust Laws will have expired or otherwise been terminated and all other approvals, if required, will have been obtained without the objection of any of the relevant Governmental Entities.

The Purchaser may waive any condition specified in this Section 9.1, except for
Section 9.1(j), if it executes a writing so stating at or prior to the Closing.

         9.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties of the Seller set forth in Article VI will be true and correct in all material respects on the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);

                  (b) the Purchaser will have performed or complied with in all material respects all of its covenants, agreements and conditions hereunder which are required to be performed or complied with on or prior to the Closing Date;

                  (c) the Purchaser will have delivered to the Seller a certificate executed as of the Closing date by an officer of the Purchaser to the effect that each of the conditions specified above is satisfied;

                  (d) there will not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of the transactions contemplated by this Agreement;

                  (e) the Purchaser will have delivered to the Seller executed counterparts of the Assignment and Assumption Agreement, the Building Lease, the GenCorp Guaranty and the Transition Services Agreement and such other instruments of assumption as the Seller or its counsel may reasonably request in order to consummate the transactions contemplated herein;

                  (f) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller; and

                  (g) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act or any Antitrust Laws will have expired or otherwise been terminated and all other approvals, if required, will have been obtained without the objection of any of the relevant federal authorities.

The Seller may waive any condition specified in this Section 9.2, except for
Section 9.2(g), if it executes in writing so stating at or prior to the Closing.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 Survival. All of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement will survive the Closing and continue in full force and effect (a) in the case of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.10 and
5.18 and Sections 6.1, 6.2, 6.3 and 6.6, or contained in any certificate relating thereto, forever thereafter, (b) in the case of the representations and warranties contained in Section 5.13 and 5.14, or contained in any certificate relating thereto, until the date that is the third anniversary of the Closing Date and (c) in the case of all other representations and warranties contained in this Agreement, or contained in any certificate relating thereto, until the eighteen-month anniversary of the Closing Date.

         10.2 Indemnification Provisions for Benefit of the Purchaser.

                  (a) Provided that the Purchaser makes a written claim for indemnification against the Seller prior to the expiration of any applicable survival period, then the Seller will indemnify the Purchaser from and against the entirety of any losses, costs, expenses (including reasonable attorney's, accountant's and expert's fees and expenses), damages and other liabilities reduced by any income tax benefits (collectively, "Losses") suffered or incurred by the Purchaser or any of its Affiliates, or any of their respective stockholders, directors, officers, employees and agents (collectively, the "Purchaser Indemnified Parties"), resulting from, arising out of, relating to or caused by: (i) any breach or non-performance by the Seller of any covenant or agreement of the Seller contained in this Agreement or, prior to their expiration in accordance with Section 10.1, the inaccuracy of any representation or the breach of any warranty of the Seller contained in this Agreement, or contained in any certificate delivered by the Seller relating thereto; (ii) the Excluded Liabilities; (iii) any non-compliance by the Seller with bulk sales or transfer laws as provided in Section 12.3; or (iv) any breach or non-performance by the Seller of any Ancillary Agreement.

                  (b) Notwithstanding the provisions of Section 10.2, the Seller will have no obligation to indemnify the Purchaser pursuant to this Agreement or otherwise:

                           (i) with respect to incidental, special, punitive or
consequential damages, including consequential damages consisting of business interruption or lost profits;

                           (ii) with respect to any claim by or liability to any
Business Employee arising as the result of the termination of such employee's employment with the Purchaser or any other action by the Purchaser subsequent to the Closing Date; or

                           (iii) any Losses to the extent such Losses are
covered by the Title Policy.

         10.3 Indemnification Provisions for Benefit of the Seller.

                  (a) Provided that the Seller makes a written claim for indemnification against the Purchaser, then the Purchaser agrees to indemnify the Seller from and against the entirety of any Losses the Seller may suffer resulting from, arising out of, relating to or caused by: (i) any breach or non-performance by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement or, prior to their expiration in accordance with
Section 10.1, the inaccuracy of any representation or the breach of any warranty of the Purchaser contained in this Agreement, or contained in any certificate delivered by the Purchaser relating thereto; (ii) the Assumed Liabilities (subject to Section 10.5 below); or (iii) any breach or non-performance by the Purchaser of any Ancillary Agreement.

                  (b) Notwithstanding the provisions of Section 10.3, the Purchaser will have no obligation to indemnify the Seller with respect to incidental, special, punitive or consequential damages, including consequential damages consisting of business interruption or lost profits.

         10.4 Limitation on Indemnification Obligation.

                  (a) Notwithstanding the foregoing, the Seller will not be required to indemnify and hold harmless the Purchaser for Losses arising under
Section 10.2(a)(i) or Section 10.2(a)(iv) until, and then only to the extent that, the aggregate amount of such Losses exceeds $2,000,000 (the "Basket Amount"), after which point the Seller will be obligated to indemnify and hold harmless the Purchaser for all such Losses until the aggregate amount of such Losses equals $9,000,000 (the "Ceiling Amount"), at which point the Seller will have no further obligation to indemnify or hold harmless the Purchaser.

                  (b) Notwithstanding the foregoing, the Purchaser will not be required to indemnify and hold harmless the Seller for Losses arising under
Section 10.3(a)(i) or Section 10.3(a)(iii) until, and then only to the extent that, the aggregate amount of such Losses exceeds the Basket Amount, after which point the Purchaser will be obligated to indemnify and hold harmless the Seller for all such Losses until the aggregate amount of such Losses equals the Ceiling Amount, at which point the Purchaser will have no further obligation to indemnify or hold harmless the Seller.

         10.5 Environmental Indemnification.

                  (a) The Seller will indemnify and hold harmless the Purchaser from and against 50% of all Losses suffered or incurred by the Purchaser Indemnified Parties, which (i) result from or arise out of any environmental liabilities relating to the ownership or operation of the Business or the Purchased Assets and (ii) arise out of any event, transaction, condition, practice, Release or occurrence prior to the Closing Date, including any such liabilities resulting from violations of Environmental Laws in connection with the generation, storage, presence, use, handling, treatment, transportation, disposal or Release of any Hazardous Materials prior to the Closing Date. Any amounts payable by the Seller hereunder will be paid to the Purchaser only upon the

Seller's receipt of written documentation from the Purchaser evidencing each expenditure and identifying each Person to whom any payment was made.

                  (b) Notwithstanding the foregoing, the Seller will not be required to indemnify and hold harmless the Purchaser for any Losses arising under Section 10.5(a) until, and then only to the extent that, the aggregate amount of such Losses exceeds $1,000,000. The Seller's indemnification obligation under this Section 10.5 is not subject to any cap or limitation as to the total amount payable to the Purchaser.

         10.6 Matters Involving Third Parties. If any third party notifies any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 10.6, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 15 days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof; provided, however, (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may participate in (but not control) such defense with separate counsel at its sole cost and expense, (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably). If the Indemnifying Party does not assume the defense of such claim, the Indemnified Party will have the right to undertake the defense, opposition, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume the defense of or opposition to such claim at any time prior to settlement, compromise or final determination thereof).

         10.7 Determination of Loss. The amount of any Loss will be reduced to the extent that the Indemnified Party receives any insurance proceeds with respect to a Loss. If, at any time subsequent to the making of an indemnity payment, the amount of such indemnity payment is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party with respect to such Loss.

         10.8 Exclusive Remedy. In the absence of intentional misrepresentation, omission or breach of this Agreement, the indemnification provisions set forth in this Article X will constitute the sole and exclusive recourse and remedy for monetary damages available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or in any certificate delivered pursuant hereto or thereto.

         10.9 Treatment of Indemnity Payments. All indemnification payments made pursuant to this Agreement will be treated by the parties as adjustments to the Purchase Price.

                                   ARTICLE XI
                                   TERMINATION

         11.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

                  (a) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing has not occurred on or before November 30, 2002, by reason of the failure of any closing condition under Section 9.1 (unless the failure results primarily from the Purchaser itself breaching any representation, warranty or covenant contained in this Agreement); or

                  (c) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing if the Closing has not occurred on or before November 30, 2002, by reason of the failure of any closing condition under Section 9.2 (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

         11.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 11.1, all obligations of the parties hereunder will terminate without liability of any party to the other party (except for any liability of any party then in breach), except as may have occurred prior to such termination and except as specifically set forth in this Agreement.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Press Releases and Announcements. No party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party, which approval will not be unreasonably withheld or delayed; provided that any party may make any public disclosure it believes in good faith is required by Law (in which case the disclosing party will advise the other party prior to making such disclosure).

         12.2 Expenses; Transfer Taxes. Each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. The Purchaser and the Seller will each pay 50% of all excise, sales, use, transfer, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, gains and similar Taxes, levies, charges and recording, filing and other fees (collectively, "Transfer Taxes") arising by reason of the transactions contemplated by this Agreement. The Seller will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the Purchaser will join in the execution of any Tax Returns and other documentation at the Seller's request. The Purchaser and the Seller will each pay 50% of the


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premium for the Title Policy, except that the Purchaser will pay the entire cost of any endorsements to the Title Policy, other than extended coverage endorsement.

         12.3 Bulk Sales or Transfer Laws. The Purchaser acknowledges that the Seller may not comply with the provisions of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Without prejudice to its rights under Article X of this Agreement, the Purchaser hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

         12.4 Remedies. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other agreement or contract and all of the rights which such party may have under any Law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

         12.5 Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Seller and the Purchaser. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

         12.6 Successors and Assigns. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the prior written consent of the other party hereto, except in the case of the Purchaser, to its lenders and their respective successors and assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

         12.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         12.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

         12.9 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         12.10 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or two business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage


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
prepaid. Such notices, demands and other communications will be sent to the Seller and the Purchaser at the addresses indicated below:

If to the Seller:                                              General Dynamics Corporation
                                                               Corporate Headquarters
                                                               3190 Fairview Park Drive
                                                               Falls Church, VA  22042-4523
                                                               Attention:         David A. Savner, Esq.
                                                               Telecopy No.:      (703) 876-3554

With a copy (which will not constitute notice) to:             Jenner & Block, LLC
                                                               One IBM Plaza
                                                               Chicago, IL  60611
                                                               Attention:         Thaddeus J. Malik, Esq.
                                                               Telecopy No.       (312) 840-7313

If to the Purchaser:                                           Aerojet-General Corporation
                                                               PO Box 13222, Dept. 0106
                                                               Sacramento, CA 95813-6000
                                                               If by courier:
                                                               Highway 50 and Aerojet Road
                                                               Rancho Cordova, CA  95670
                                                               Attention:         Brian E. Sweeney, Esq.
                                                               Telecopy No.       (916) 351-8610

With a copy (which will not constitute notice) to:             Jones, Day, Reavis & Pogue
                                                               North Point
                                                               901 Lakeside Avenue
                                                               Cleveland, OH  44114
                                                               Attention:         Christopher M. Kelly, Esq.
                                                               Telecopy No.       216-579-0212

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

         12.11 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Seller and the Purchaser and their respective successors and permitted assigns. Nothing in this Agreement will be construed as giving to any Business Employee or other person any legal or equitable right against the Seller, the Purchaser or any of their respective Affiliates or Employee Benefit Plans or programs.

         12.12 Force Majeure. No party hereto will be liable to the other party for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay is caused by a fire, flood, earthquake, riot, civil disorder, terrorism, war, labor disputes or any other cause beyond the reasonable control of the party whose performance is delayed or otherwise affected by such event (each such event, a "Force Majeure Event"). The party whose performance is affected by a Force Majeure Event will use reasonable efforts to (a) avoid, remove or minimize the impact of such event on the performance of its obligations at the required level at the earliest possible date. If any party is, or anticipates it is likely to be, delayed or prevented from performing its obligations in connection with a Force Majeure Event, such party will promptly notify the other party by telephone with confirmation in writing within two business days after the inception of such delay.

         12.13 Confidentiality. The Seller agrees that, for a period commencing on the Closing Date and terminating three years after the Closing Date, it will keep confidential and will use its best efforts to cause its Affiliates and representatives to keep confidential (except as may be disclosed to the Seller's attorneys, accountants, financial advisors or other representatives) all confidential information relating directly to the Business or the Purchased Assets that remains in the possession of the Seller or its Affiliates after the Closing. Notwithstanding the foregoing, the term "confidential information" will not be deemed to include any information which (a) is or becomes generally known by the public (other than as a result of a breach of this Agreement) or is a recognized standard industry practice, (c) was or becomes available to the Seller on a non-confidential basis from a Person who is not known to the Seller to be legally prohibited from transmitting the information to the Seller or (d) the Seller can demonstrate, by competent written proof, was independently developed by the Seller.

         12.14 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

         12.15 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

         12.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         12.17 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


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
         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

                                        GENERAL DYNAMICS OTS (AEROSPACE), INC.



                                        By:____________________________________
                                            David A. Savner
                                            Vice President

                                        AEROJET-GENERAL CORPORATION



                                        By:____________________________________
                                            Michael F. Martin
                                            President